Exhibit 99.01

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Immersion Corporation Reports Second Quarter 2012 Results

SAN JOSE, Calif., August 2, 2012 — Immersion Corporation (NASDAQ: IMMR), the leader in developing and licensing touch feedback technology (http://www.immersion.com/corporate/), today reported financial results for the second quarter ended June 30, 2012.

Total revenues for the second quarter of 2012 were $6.5 million, compared with $6.7 million for the second quarter of 2011. Royalty and license revenues of $5.9 million for the second quarter of 2012 were roughly flat with the same period last year. Net loss for the second quarter of 2012 was $(2.2) million, or $(0.08) per share. This compares to a net loss of $(1.3) million or $(0.05) per share, for the second quarter of 2011. Adjusted EBITDA for the second quarter of 2012 was $(938) thousand, as compared to $442 thousand in the second quarter of 2011.

“We continue to see opportunity for our solutions in our mobile, automotive and gaming lines of business, in particular our success with mobile OEMs in Japan and automotive infotainment system designers. Additionally, we continue to innovate and develop new solutions and IP to further expand and capitalize on the opportunities in front of us,” said Immersion CEO Victor Viegas. “With the proliferation of over 200 million unlicensed Basic Haptics smartphones within the rapidly growing mobile touchscreen device market, our near-term revenue growth is being impacted by the current widespread violation of our intellectual property rights. Once we are successful in our legal efforts to protect our IP, we will then be able to more fully benefit from the growing use of haptics in mobile devices.”

“Based on our current outlook and taking into account potential Basic Haptics royalty agreements and payments from new and/or existing customers prior to the end of the year, we are broadening our expected revenue range for fiscal 2012 to $32 to $38 million, and we continue to expect to achieve positive Adjusted EBITDA for the year,” concluded Mr. Viegas.

As of June 30, 2012, Immersion’s cash, cash equivalents, and short-term investments were $52.4 million, compared to $56.3 million as of December 31, 2011. During the second quarter of 2012, the Company used approximately $2.0 million to purchase 387,288 shares of its common stock.

Corporate Highlights

Recently:

•

Immersion licensee Samsung began shipping the latest release of their flagship smartphone, the Galaxy S III. In addition to using TouchSense® 3000 software, the Galaxy S III also includes Immersion’s Reverb technology. Marketed by Samsung as Auto Haptics, Reverb uses specially designed algorithms to automatically translate audio from an application into haptic effects, creating a more engaging consumer experience.

•

Fujitsu announced the world’s first smartphone with Immersion HD Haptics. The Raku-Raku F-12D smartphone uses Immersion’s TouchSense 5000 embedded control software to control a high-fidelity piezo actuator, creating high quality haptic effects to enhance the Raku-Raku’s trademark easy-to-navigate interface.

•

Google invited Immersion to participate in their Developer Sandbox at the Google I/O conference. At Google I/O, Immersion demonstrated the latest updates to its Haptic Development Platform, which provides new capabilities and flexibility for third-party developers to incorporate touch feedback into games and applications.

•

Daesung incorporated Immersion haptic feedback in its automotive control system design, which was introduced in the 2013 Kia K9 sedan. Daesung selected Immersion’s TouchSense force feedback technology to create an adaptive user interface through a rotary knob that dynamically adjusts haptic feedback based on the information available to the user.

•

Texas Instruments released two new integrated amplifiers to improve the performance of haptic actuators in mobile devices. The DRV 2665 is the first integrated amplifier for piezo modules that is compliant with Immersion’s TouchSense 5000 embedded software, while the DRV 2603 supports devices using Immersion’s TouchSense 3000 embedded software with resonant actuators.

Conference Call Information

Immersion will host a conference call with company management on Thursday, August 2, 2012 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the second quarter ended June 30, 2012. To participate on the live call, analysts and investors should dial +1 877-941-4774 at least ten minutes prior to the start of the call. A replay of the call will be available until 11:59 p.m. Pacific time on August 9, 2012 by dialing +1 800-406-7325 and entering the passcode 4549995#. A live and archived webcast of the conference call will also be available for 90 days within the investor relations section of Immersion’s corporate Web site at www.immersion.com.

About Immersion (www.immersion.com)

Founded in 1993, Immersion (NASDAQ:IMMR) is the leading innovator in haptic technology; the company’s touch feedback solutions deliver a more compelling sense of the digital world. Using Immersion’s high-fidelity haptic systems, partners can transform user experiences with unique and customizable touch feedback effects; excite the senses in games, videos and music; restore “mechanical” feel by providing intuitive and unmistakable confirmation; improve safety by overcoming distractions while driving or performing a medical procedure; and expand usability when audio and visual feedback are ineffective. Immersion’s TouchSense technology provides haptics in mobile phone, automotive, gaming, medical and consumer electronics products from world-class companies. With over 1200 issued or pending patents in the U.S. and other countries, Immersion helps bring the digital universe to life.

Use of Non-GAAP Financial Measures

Immersion reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Immersion discloses this non-GAAP information because it is useful in understanding the company’s performance as it excludes non-cash and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business. Investors are encouraged to review the related GAAP financial measures.

Forward-looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statements regarding our expectations for fiscal 2012 revenues to be in the range of $32 to $38 million, and the expectation as to our Adjusted EBITDA for the full year and other statements regarding future growth and our intellectual property.

Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, potential and actual claims and proceedings, including litigation involving Immersion’s intellectual property; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in transitioning to a pure IP licensing model and in monetizing the patent portfolio; the commercial success of applications or devices into which Immersion’s technology is licensed; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; potential restructuring charges; unexpected costs; failure to retain key personnel; competition; the impact of global economic conditions and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s most recent Quarterly Report on Form 10-Q, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo, TouchSense, HD Haptics and Reverb are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.

(IMMR – C)

###

Immersion Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2012 (Unaudited)	December 31, 2011 (1)
ASSETS
Cash and cash equivalents	$8,397	$7,298
Short-term investments	43,964	48,987
Accounts and other receivables, net	2,748	1,487
Inventories	403	423
Deferred income taxes	215	215
Prepaid expenses and other current assets	743	479

Total current assets	56,470	58,889
Property and equipment, net	1,520	1,737
Intangibles and other assets, net	14,933	14,053

TOTAL ASSETS	$72,923	$74,679

LIABILITIES
Accounts payable	$1,678	$365
Accrued compensation	2,089	2,830
Other current liabilities	1,778	2,054
Deferred revenue and customer advances	5,109	4,120

Total current liabilities	10,654	9,369
Long-term deferred revenue	11,738	13,229
Deferred income tax liabilities	215	215
Other long-term liabilities	604	245

TOTAL LIABILITIES	23,211	23,058
STOCKHOLDERS’ EQUITY	49,712	51,621

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$72,923	$74,679

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Royalty and license	$5,930	$5,882	$15,015	$14,235
Product sales	344	546	616	1,547
Development contracts and other	202	254	536	668

Total revenues	6,476	6,682	16,167	16,450

Costs and expenses:
Cost of revenue	214	247	529	721
Sales and marketing	1,694	1,909	3,440	3,759
Research and development	2,124	2,243	4,318	4,342
General and administrative	4,361	3,061	9,132	6,172
Amortization and impairment of intangibles	393	335	734	692

Total costs and expenses	8,786	7,795	18,153	15,686

Operating Income (loss)	(2,310)	(1,113)	(1,986)	764
Interest and other income	68	52	78	114

Income (loss) from continuing operations before provision for income taxes	(2,242)	(1,061)	(1,908)	878
Provision for income taxes	(66)	(267)	(619)	(861)

Income (loss) from continuing operations	(2,308)	(1,328)	(2,527)	17
Discontinued operations:
Gain on sales of discontinued operations	153	18	153	61

Net Income (loss)	$(2,155)	$(1,310)	$(2,374)	$78

Basic net income (loss) per share
Continuing operations	$(0.08)	$(0.05)	$(0.09)	$0.00
Discontinued operations	$0.00	$0.00	$0.00	$0.00

Total	$(0.08)	$(0.05)	$(0.09)	$0.00

Shares used in calculating basic net income (loss) per share	28,058	28,610	28,000	28,431

Diluted net income (loss) per share
Continuing operations	$(0.08)	$(0.05)	$(0.09)	$0.00
Discontinued operations	$0.00	$0.00	$0.00	$0.00

Total	$(0.08)	$(0.05)	$(0.09)	$0.00

Shares used in calculating diluted net income (loss) per share	28,058	28,610	28,000	29,241

Immersion Corporation

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
GAAP Net Income (Loss)	$(2,155)	$(1,310)	$(2,374)	$78
Interest and other income	(68)	(52)	(78)	(114)
Provision for income taxes	66	267	619	861
Depreciation and amortization	161	239	327	485
Amortization and impairment of intangibles	393	335	734	692
Stock-based compensation	818	981	1,538	1,765
Discontinued operations	(153)	(18)	(153)	(61)

Total adjustments	1,217	1,752	2,987	3,628
Adjusted EBITDA	$(938)	$442	$613	$3,706